EXHIBIT 99.1

March 29, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

XO Communications, Inc. received a manually signed audit report from Arthur Andersen LLP (Andersen) dated February 6, 2002, for the consolidated financial statements of XO Communications, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001. In compliance with Release 33-8070, we have received certain representations from Andersen, including that the audit was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audits and availability of national office consultation. The availability of Andersen personnel at foreign affiliates is not relevant to our audit; therefore, the assurances from Andersen as to foreign affiliates are not applicable to us.

Sincerely,

/s/ REESE K. FEUERMAN	Vice President, Corporate Controller
Reese K. Feuerman